Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Western Refining Logistics, LP 2013 Long-Term Incentive Plan, of our report dated February 21, 2017, except for Note 13, as to which the date is August 21, 2017, with respect to the consolidated financial statements of Tesoro Logistics LP, included in the Current Report on Form 8-K dated August 21, 2017, and our report dated February 21, 2017, with respect to the effectiveness of internal control over financial reporting of Andeavor Logistics LP, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Antonio, Texas
October 30, 2017